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                                                                       EXHIBIT 5



                                 April 20, 2000

                                                                  (806) 468-3311
                                                          emorris@sprouselaw.com



Amarillo Biosciences, Inc.
801 W. 9th Avenue
Amarillo, Texas 77060

         RE:      Issuance of Stock Pursuant to S-8 Registration Statement

Gentlemen:

         Pursuant to your request, we have examined the S-8 Registration Statement to be filed with the Securities and Exchange Commission, registering 405,932 shares of common stock in the company. We have further examined the Certificate of Incorporation, Articles of Incorporation, Bylaws, any amendments thereto, and all such corporate records and documents that we believed were necessary to enable us to render an opinion in this matter.

         Based solely on the foregoing examination, it is our opinion that, when sold and issued according the Employee Stock Options for Salary Benefit Plan, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and non assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                  Respectfully submitted,

                                                  SPROUSE, SMITH & ROWLEY, P.C.



                                                  Edward L. Morris